EXHIBIT 21.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation
1. Tekaz Mining Corp.	British Columbia, Canada
2. Saskatchewan Ltd.	Saskatchewan, Canada